International Shipholding Corporation
Releases Operating results for
third quarter 2015 and announces form 10-q filing DATE

Mobile, Alabama, November 3, 2015 – International Shipholding Corporation (NYSE: ISH) (the “Company”) today announced its  gross voyage profit results for the third quarter of 2015, as well as the date by which it expects to  release its full GAAP financial results for the quarter.

Gross Voyage Profit

The Company’s gross voyage profit, representing the results of its six reporting segments, was $10.4 million and $12.6 million for the three months ended September 30, 2015 and 2014, respectively. The comparable results by operating segment are shown below.

(All Amounts in Thousands)		Pure Car
	Jones	Truck	Dry Bulk	Rail	Specialty
	Act	Carriers	Carriers	Ferry	Contracts	Other	Total

Third Quarter, 2015
Fixed Revenue	$19,199	$13,131	$1,933	$-	$11,391	$-	$45,654
Variable Revenue	-	8,665	1,695	10,402	541	(448)	20,855
Total Revenue	19,199	21,796	3,628	10,402	11,932	(448)	66,509
Voyage Expenses	17,342	16,228	2,305	8,038	9,435	(779)	52,569
Amortization Expense	2,450	604	60	258	285	-	3,657
(Income) Loss of Unconsolidated Entities	-	-	45	229	(432)	-	(158)
Gross Voyage Profit (Loss) (excluding Depreciation Expense)	$(593)	$4,964	$1,218	$1,877	$2,644	$331	$10,441

Number of non-operating days	223	17	-	-	-	-	240
Number of operating days	421	535	1,733	184	1,358	-	4,231
Number of Vessels	7	6	19	2	13	-	47

Third Quarter, 2014
Fixed Revenue	$32,101	$15,290	$1,910	$-	$9,462	$-	$58,763
Variable Revenue	-	3,520	1,786	9,435	1,497	(591)	15,647
Total Revenue	32,101	18,810	3,696	9,435	10,959	(591)	74,410
Voyage Expenses	20,541	15,606	2,870	7,644	9,923	(1,134)	55,450
Amortization Expense	4,799	593	63	259	428	-	6,142
(Income) Loss of Unconsolidated Entities	-	-	373	81	(278)	-	176
Gross Voyage Profit (excluding Depreciation Expense)	$6,761	$2,611	$390	$1,451	$886	$543	$12,642

Number of non-operating days	131	39	-	-	-	-	170
Number of operating days	513	605	1,932	184	1,348	-	4,582
Number of Vessels	7	7	21	2	16	-	53

Gross Voyage Profit Variance	(7,354)	2,353	828	426	1,758	(212)	(2,201)

With the exception of the Company’s Jones Act and Other segments, all operating segments reported improved gross voyage profit and improved operating margins.  The Pure Car Truck Carrier (“PCTC”) segment reported a gross voyage profit of $5.0 million in the 2015 third quarter versus a $2.6 million gross voyage profit in the comparable 2014 quarter.  The improvement in its supplemental cargo volumes was the primary driver of this increase.  The Company expects the supplemental cargo contribution for the year to be slightly above $7.0 million, which is in line with the Company’s target of $6.0 million to $8.0 million.  The Dry Bulk segment reported an improvement of approximately $0.8 million from the 2014 third quarter results.  While the overall international Dry Bulk market continues at depressed levels, the Company’s results from its investment in mini-bulkers improved.  Gross voyage profit from the Rail Ferry segment was higher by approximately $0.4 million year-over-year as a result of favorable changes to cargo mix coupled with reduced operating expenses.  This segment, consisting of two rail ferry vessels operating between Mobile, Alabama and Coatzacoalcos, Mexico, has recently consistently generated annual gross voyage profit levels within a range of $4.5 million to $5.5 million.  The Specialty segment is comprised of vessels operating under unique contracts, including the Company’s long-term contract in Indonesia, three Time Charter contracts, and a medium-term Bareboat Charter contract that is serviced by the Company’s ice-strengthened multi-purpose vessel. Gross voyage profit from this segment grew by $1.8 million year-over-year as a result of (i) additional revenue provided by improved efficiencies related to the Indonesian contract, (ii) activity from the addition of a Heavy Lift vessel earlier this year, and (iii) improved results from the Company’s minority investments. The Company’s Other segment, which is comprised primarily of the Company’s ship brokerage operations, reported a slight decrease in gross voyage profit year-over-year.

Gross voyage profit from the Company’s Jones Act segment fell $7.4 million year-over-year.  The Jones Act fleet servicing the United Ocean Services (“UOS”) customers experienced 126 non-operating days in the quarter (excluding 92 days of lay-up on one of its tug/barge units).  Due primarily to reduced operating days, the tonnages moved during the quarter decreased by approximately 500,000 tons and the number of ballast days increased from 89 in the third quarter of 2014 to 159 in the 2015 comparable period.  The above, coupled with previously reported freight rate reduction on our Tampa Electric contract, produced unacceptable results.

Conference Call

In connection with this release, management will host a conference call on Wednesday, November 4, 2015 at 10:00 AM ET.  To participate in the conference call, please dial (888) 471-3836 (domestic) or (719) 457-2620 (international).  Participants can reference the International Shipholding Corporation Third Quarter 2015 Conference Call or passcode 9841706.  Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com.  Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through November 11, 2015 at (877) 870-5176 (domestic) or (858) 384-5517 (international).  The passcode for the replay is 9841706.

Additional Information

Our preparation of full and complete financial statements for the third quarter of 2015 has been delayed by our previously-disclosed discussions with our lenders and lessors concerning liquidity issues and compliance with various financial covenants contained in our financing arrangements. Effective at the end of the third quarter of 2015, we entered into separate temporary waiver agreements with all nine of our principal lenders and lessors. Under these agreements, our lenders and lessors waived various financial covenant defaults through November

30, 2015, although two of them lapsed in late October 2015 and were extended through November 4, 2015 with ongoing discussions for extensions through at least November 30, 2015.

During our November 4, 2015 conference call referenced above, we plan to provide an update on our ongoing discussions with our lenders and lessors, and to review certain asset sales, refinancing transactions, cost reductions and other steps we intend to pursue to strengthen our liquidity and financial position.

Based on current circumstances, we intend to (i) issue a press release announcing our full and complete results for the third quarter of 2015 no later than November 16, 2015, (ii) hold a conference call to discuss such press release on the business day following its issuance, (iii) file a Form 12b-25 with the Securities and Exchange Commission which extends our 10-Q filing deadline to November 16, 2015 and (iv) file our third quarter 2015 10-Q report no later than November 16, 2015. As these intentions are based upon our assumptions regarding ongoing discussions, it may be necessary to alter this timeline.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.  www.intship.com

Caution concerning forward-looking statements

Except for historical and factual information, the matters set forth in this release and future oral or written statements made by us or our management, including statements regarding our 2015 guidance, and other statements identified by words such as “estimates,” “expects,” “anticipates,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated, projected, expressed or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.  Factors that could affect actual results include, but are not limited to: delays in our ongoing discussions with our lenders and lessors; our ability to implement our restructuring or refinancing plans or potential changes in such plans; our ability to maximize the usage of our vessels and other assets on favorable economic terms, including our ability to renew our time charters and contracts on favorable terms when they expire, to maximize our carriage of supplemental cargoes, and to improve the return on our dry bulk fleet if and when market conditions improve; our ability to effectively handle our leverage by servicing and complying with each of our debt instruments; changes in domestic or international transportation markets that reduce the demand for shipping generally or for our vessels in particular, including changes in the rates at which competitors add or scrap vessels; industry-wide changes in cargo freight rates, charter rates, vessel design, vessel utilization or vessel valuations, or in charter hire, fuel or other operating expenses; unexpected out-of-service days affecting our vessels, whether due to drydocking delays, unplanned maintenance or modifications, accidents, equipment failures, obsolescence, adverse weather, natural disasters, or other causes; our ability to access the credit markets or sell assets on terms reasonable to us or at all, including our ability to sell vessels to reduce our leverage; political events in the United States and abroad; the appropriation of funds by the U.S. Congress, including the impact of any future cuts to federal spending; terrorism, piracy, quarantines and trade restrictions; changes in foreign currency rates or interest rates; the effects of more general factors, such as changes in tax laws or rates in pension or benefits costs, or in general market, labor or economic conditions; and each of the other economic, competitive, governmental, and technological factors detailed in our reports filed with the Securities and Exchange Commission.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors.  Similarly, we cannot predict the impact of each such factor on our business or the extent to which any one or more factors may cause actual results to differ from those reflected in any of our forward-looking statements.  Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which are inherently speculative and speak only as of the date made.  We undertake no obligation to update or revise, for any reason, any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Contact:

The IGB Group

Bryan Degnan

(646) 673-9701

bdegnan@igbir.com

Leon Berman

(212) 477-8438

lberman@igbir.com

International Shipholding Corporation

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (251) 243-9082